Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.
                Computation of ratio of earnings to fixed charges
                          (in thousands, except ratios)

                                                       Six-month period ended
                                                           June 30, 2002
                                                           -------------
Net Income..........................................         $ 18,095.00
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Fixed Charges
         Trustee Fees...............................               69.56
         Audit Fees.................................               10.00
         Administrative and Consulting Fees.........              776.22
                                                              ----------
Total Fixed Charges.................................              855.78
                                                              ----------
Earnings before fixed charges.......................         $ 18,950.78
                                                             ===========
Fixed charges, as above.............................         $    855.78
                                                             ===========
Ratio of earnings to fixed charges..................               22.14
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